AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 27th day of March, 2009 by and among Old Mutual Capital, Inc. (the “Adviser”), Copper Rock Capital Partners, LLC (the “Sub-Adviser”), and Old Mutual Funds II (formerly known as Old Mutual Advisor Funds II), a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement effective as of April 19, 2006 with respect to the Old Mutual Strategic Small Company Fund and effective as of May 17, 2006 with respect to the Old Mutual Developing Growth Fund (formerly known as the Old Mutual Emerging Growth Fund) between the Adviser, Sub-Adviser, and the Trust (the “Sub-Advisory Agreement”).

The parties desire to reflect the completion of the reorganization of the Old Mutual Developing Growth Fund into the Old Mutual Strategic Small Company Fund (the “Reorganization”), effective following the close of business on March 27, 2009.  Accordingly, effective immediately following the closing of the Reorganization, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Sub-Advisory Agreement shall continue in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL FUNDS II

By: /s/ Mark E. Black	By: /s/ Robert T. Kelly
Name: Mark E. Black	Name: Robert T. Kelly
Title: Chief Financial Officer	Title: Treasurer

COPPER ROCK CAPITAL PARTNERS, LLC

By: /s/ Mike Forrester
Name: Mike Forrester
Title: COO

SCHEDULE A
DATED MARCH 27, 2009
TO
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
COPPER ROCK CAPITAL PARTNERS, LLC
OLD MUTUAL CAPITAL, INC.
AND
OLD MUTUAL FUNDS II

Effective April 19, 2006, pursuant to Paragraph 4 of the Agreement, the Adviser shall pay to the Sub-Adviser the following:

PORTFOLIO				Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Strategic Small Company Fund	0.60%	0.55%	0.50%	0.45%	0.40%	0.35%	0.30%

Breakpoints will be calculated based on the total assets of the Fund.